Exhibit 99.1

Contact:  Steve Pickman, 913-367-1480

FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. ANNOUNCES FISCAL 2009

FOURTH QUARTER AND YEAR-END RESULTS

Highlights:

•                  Q4 net loss of $2.9 million shows significant improvement over prior year’s Q4 net loss of approximately $10.0 million

•                  FY 2009 12-month net loss of $69.1 million compares to net loss of $11.7 million in fiscal 2008

•                  Total year-to-date loss includes $26.4 million in impairment charges and other costs related to restructuring initiative

•                  Ingredient and distillery segment pre-tax profitability continues in Q4, with distillery segment notably exceeding Q3 and both segments reflecting significant turnaround vs. prior year’s Q4 segment losses

•                  Improved Q4 performance due principally to higher margin product sales mix

•                  Decreases in Q4 and year-to-date total sales compared to year ago mainly attributable to company’s strategic actions to reduce commodity fuel grade alcohol and commodity ingredients sales

ATCHISON, Kan., September 10, 2009 - MGP Ingredients, Inc. (Nasdaq/MGPI) today reported a net loss of $2,916,000, or $0.18 in diluted loss per share, for the fourth quarter of fiscal 2009, which ended June 30, 2009. This compares with a net loss of $9,989,000, or $0.60 in diluted loss per share, for the fourth quarter of fiscal 2008. Total sales in the fourth quarter of fiscal 2009 were $49,152,000, a 52.8 percent decrease from sales of $104,227,000 for the same period a year ago. Actions taken to significantly reduce production and sales of unprofitable product lines accounted for the majority of the year-over-year sales decrease.

For the twelve months of fiscal 2009, the company had a net loss of $69,123,000, or diluted loss per share of $4.17, with sales of $275,976,000. That compares to a net loss of $11,742,000, or diluted loss per share of $0.71, on sales of $392,893,000 for the prior fiscal year. The loss for the 2009 fiscal year included $26.4 million in charges related to the restructuring program comprised of asset impairments, the settlement of natural gas contract and the termination of rail car leases, as well as severance and early retirement costs associated with a workforce reduction of approximately 55 percent.

“We completed a significant transformation in fiscal 2009 in order to strengthen our position as a producer of value-added ingredients sold into a wide range of branded packaged goods,” said Tim Newkirk, president and chief executive officer. “A key milestone was our planned reductions in commodity-type market categories, primarily fuel grade alcohol and vital wheat gluten. The benefit of our new product mix and cost structure is reflected by our fourth quarter fiscal 2009 ingredients segment pre-tax income of $1.4 million compared to a pre-tax loss of $7.9 million in the fourth quarter of fiscal 2008 and the distillery segment’s pre-tax income of $3.9 million in the fiscal 2009 fourth quarter versus a pre-tax loss of $510,000 in that segment for the same period the prior year.”

Newkirk continued, “We want to build scale in our strategically targeted markets.  To make headway in accomplishing this objective, we had to first narrow our focus.  Under very difficult economic conditions, we completed a significant restructuring in record time.  From the date of our first restructuring initiative, we returned to pre-tax profits in our ingredient solutions and distillery products segments in less than six months.”

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ADD 1—MGP INGREDIENTS ANNOUNCES

Newkirk added that “Fortunately, our aggressive actions to dispose of non-core assets and reduce costs allowed us to meet our financial obligations, along with the help of our lending group and major stockholders.  As previously announced, a new banking relationship with Wells Fargo and $25 million revolving line of credit, subject to borrowing base limitations, is in place to supply our operating cash needs in the coming fiscal year.  We are in a prime position to grow our market share by concentrating our efforts on serving targeted customer accounts in the branded packed goods industry. The plan is to strengthen our relationships and deepen our presence among key customer partners.  With a more focused portfolio of value-added products today, we can do a better job of effectively utilizing our core capabilities and resources. MGPI has also transformed its business model to one that is better suited to the company’s new strategy. Essentially, we have shortened our pricing horizon with customers and changed our approach to using commodity futures. This should translate into improved margin management as we better align costs with price. While working to minimize the adverse impact from commodity volatility, we have strengthened our ability to grow and become more consistently profitable in those areas which are core to the business strategy. Additionally, new disciplines and business process changes will integrate risk management into strategy and execution.”

Segment Results

The following table provides a summary of sales and pre-tax profits/(loss) for each operating segment for the fourth quarter and year-to-date periods ended June 30, 2009, and June 30, 2008. Non-direct/selling, general and administrative expenses, interest expense, investment income and other general miscellaneous expenses are classified as corporate.  Impairment, severance, restructuring and other one-time costs are not included in segment or corporate results and are shown separately below:

	4th Qtr	4th Qtr	12 Mos.	12 Mos.
(In thousands)	FY 2009	FY 2008	FY 2009	FY 2008
Ingredient Solutions
Net Sales	$15,515	$27,783	$80,133	$100,994
Pre-Tax Income (Loss)	1,408	(7,927)	(6,720)	(7,554)

Distillery Products
Net Sales	$32,484	$74,793	$190,862	$285,738
Pre-Tax Income (Loss)	3,915	(510)	(24,367)	10,501

Other
Net Sales	$1,153	$1,651	$4,981	$6,161
Pre-Tax Income (Loss)	(34)	(845)	40	(3,641)

Corporate Expense	$(6,847)	$(7,957)	$(24,411)	$(20,299)

Impairment of long lived assets	$(1,351)	—	$(10,282)	$(8,100)
Severance and early retirement costs	—	—	$(3,288)	—
Other restructuring costs	—	—	$(5,241)	—
Loss on natural gas contracts	$(89)	—	$(7,642)	—
Gain on settlement of litigation, net of related expenses	—	—	—	$7,046
Write-off of fixed assets	—	—	—	$(1,546)

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ADD 2—MGP INGREDIENTS ANNOUNCES

Segment Highlights — Ingredient Solutions:  Total ingredient solutions sales revenue for the fourth quarter decreased by $12.3 million, or 44.2 percent, compared to the same quarter a year ago due principally to the planned reduction in sales of commodity and other low or negative margin ingredients. The company’s pre-tax profit performance in this segment, however, improved to $1.4 million compared with a pre-tax loss of $7.9 million a year ago due mainly to the improved sales mix of higher margin value-added ingredients.  Margins continued to be impacted by increased flour costs driven by higher wheat prices compared to a year ago.

Fourth quarter sales revenue from specialty ingredients, consisting of specialty proteins and specialty starches, decreased by $1.4 million, or 8.7 percent, compared to the prior year’s period. Revenues for specialty proteins decreased as a result of lower unit sales partially offset by increased per unit prices.  Sales of specialty starches also decreased compared to last year’s fourth quarter due to a decline in unit sales.  Selling prices for specialty starches averaged higher than a year ago. Meanwhile, sales revenue from commodity vital wheat gluten in the fourth quarter decreased by approximately $7.9 million, or 99.5 percent, while sales of commodity starches declined by approximately $770,000, or 58.7 percent. These decreases resulted from the planned reduction in the manufacturing and commercialization of commodity ingredients, as well as other low and negative margin products.

Total ingredient solutions sales revenue for fiscal 2009 decreased by $20.9 million, or 20.7 percent from the prior fiscal year.  The 12-month pre-tax loss in this segment was $6.7 million, compared to a pre-tax loss of approximately $7.6 million in fiscal 2008.  The majority of the revenue decline was from lower sales of commodity wheat gluten. Total specialty ingredients revenues for the 2009 fiscal year were $60.8 million, an increase of 2.4 percent over the prior year.

Distillery Products:  Distillery products sales revenue for the fourth quarter decreased by $42.3 million, or 56.6 percent, from the prior year’s fourth quarter. Fiscal 2009 fourth quarter pre-tax profits in the distillery segment were approximately $3.9 million due to increased sales of high quality food grade alcohol combined with the significant reduction in sales of low to negative margin fuel grade alcohol.  That compares to a pre-tax loss of $510,000 in the fourth quarter of fiscal 2008.   Sales revenue from fuel grade alcohol fell by $31.4 million, or 95.9 percent.  Although distillery products sales were also impacted by a $4.6 million, or 14.7 percent, decrease in revenue for food grade alcohol as the result of the temporary shutdown of Pekin distillery operations, optimization of a higher margin product mix resulted in the much improved profit performance.   As the result of lower alcohol production during the quarter, sales of distillers feed, the principal co-product of the alcohol production process, decreased by $6.9 million, or 60.1 percent, compared to the same period the prior year.

Total distillery products sales revenue for all of fiscal 2009 decreased by $94.9 million, or 33.2 percent, compared to the prior year period. Revenues from fuel grade alcohol declined by $84.6 million, or 64.1 percent, while sales of food grade alcohol rose by $2.2 million, or 1.9 percent.  Revenues from distillers feed, a co-product of the alcohol distillation process, declined by $11.4 million, or 29.0 percent, from the prior year as the result of decreased alcohol production. For the fiscal year, operating margins were adversely impacted by increased corn prices along with carrying costs associated with the temporary idling of the Pekin distillery during the second half of the year. This, combined with lower average selling prices for fuel alcohol, contributed to the distillery segment’s pre-tax loss of approximately $24.4 million in fiscal 2009 compared to pre-tax income of approximately $10.5 million in fiscal 2008.  In addition, the company had a $7.7 million loss related to natural gas contract at the Pekin facility and which is not included in distillery segment costs.   Margins in the distillery segment have since improved due to the effects of a more profitable product sales mix, as well as from recent decreases in corn prices.

Other Segment:  Fourth quarter sales of other products decreased by approximately $498,000, or 30.1 percent, from the prior year’s fourth quarter level.  The pre-tax loss for this segment was approximately $34,000 in the fourth quarter of fiscal 2009 compared to a pre-tax loss of approximately $845,000 for the same period a year ago.

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ADD 3—MGP INGREDIENTS ANNOUNCES

For all of fiscal 2009, revenues from other products decreased by approximately $1.2 million, or 19.2 percent, compared to the previous year, with lower sales of pet products partially offset by higher sales of biopolymer products.  Other segment pre-tax income for fiscal 2009 was $40,000 compared with a pre-tax loss of $3.6 million in fiscal 2008. Going forward, the other segment will be comprised primarily of revenues from biopolymer products.  As previously announced, the sale of MGPI’s Kansas City, Kan., facility to Sergeant’s Pet Care Products, Inc. on Aug. 21, 2009 included the company’s pet products business, which had been part of the other segment.

Targeting Growth and Higher Returns

Newkirk concluded, “MGP Ingredients is back to being a niche player. For example, in the areas of nutritional health and wellness our fiber and specialty protein solutions have been prominently featured at domestic and international food forums. We aim to be the ‘first call’ in dietary fiber, protein isolates and concentrates, and textured proteins. There is also a renewed drive to become a more valuable partner with our customers in the food grade alcohol markets. We plan to apply more resources toward this important area of our business to support increased product innovation and enhancement initiatives, strengthen our service capabilities and deliver on our commitment to provide only the highest quality.

“MGP Ingredients is a significantly more streamlined and focused company than it was at the beginning of fiscal 2009.  While we are working off a smaller revenue base than before, our new product mix is poised for solid growth with the potential to generate higher profit margins with greater consistency than in the past.”

Investor Conference Call

The company will host an investor conference call on Thursday, Sept.10, at 10 a.m. central time to review fourth quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 888-244-2417 domestically, or 913-312-1521 internationally by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.  The conference identification number for entering the call is 6389154.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value—added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The Company has facilities in Atchison, Kan., Pekin, Ill., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) our ability to manage our cash flows, (ii) our ability to find a strategic alternative for our Pekin facility on a timely basis, (iii) the ability to maintain compliance with all applicable loan agreement covenants, (iv) the availability and cost of grain and fluctuations in energy costs, (v) competitive environment and related market conditions, (vi) our ability to realize operating efficiencies, (vii) the effectiveness of our hedging programs, (viii) and actions of governments.  For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A.  Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(Dollars in thousands, except per share)

	Quarter Ended		Year-to-Date Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net Sales	$49,152	$104,227	$275,976	$392,893
Cost of Sales: Product Cost	42,921	112,792	302,436	388,662
Loss on natural gas contract	89	—	7,642	—
Total cost of sales	$43,010	$112,792	$310,078	$388,662
Gross Profit (Loss)	6,142	(8,565)	(34,102)	4,231
Selling, General and Administrative Expenses	4,482	6,609	21,401	24,235
Other operating costs	2,618	—	4,694	—
Write-off of assets	—	1,546	—	1,546
Impairment of long lived assets	1,351	—	10,282	8,100
Severance and early retirement costs	—	—	3,288	—
Other restructuring costs	—	—	5,241	—
Loss from Operations	$(2,309)	$(16,720)	$(79,008)	$(29,650)
Gain on settlement of litigation, net of related expenses	—	—	—	7,046
Other Income (Expense), Net	17	(55)	112	515
Interest Expense	(671)	(450)	(2,901)	(1,490)
Equity in loss of unconsolidated subsidiary joint venture	(35)	(14)	(114)	(14)
Loss Before Income Taxes	$(2,998)	$(17,239)	$(81,911)	$(23,593)
Provision for Income Taxes	(82)	(7,250)	(12,788)	(11,851)
Net Loss	$(2,916)	$(9,989)	$(69,123)	$(11,742)

Basic Loss Per Common Share	$(0.18)	$(0.60)	$(4.17)	$(0.71)
Diluted Loss Per Common Share	$(0.18)	$(0.60)	$(4.17)	$(0.71)

Weighted average shares outstanding – Basic	16,598,585	16,559,850	16,585,361	16,531,347
Weighted average shares outstanding – Diluted	16,598,585	16,559,850	16,585,361	16,531,347

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)

	June 30, 2009	June 30, 2008

ASSETS
Current Assets:
Cash and cash equivalents	$178	$—
Restricted cash	203	3
Receivables (less allowance of $388 @ 6/30/09 and $264 @ 6/30/2008)	18,403	34,087
Inventories	20,400	63,620
Prepaid expenses	980	362
Deposits	980	580
Deferred income tax assets	1,218	394
Refundable income taxes	6,045	8,570
Assets held for sale	32,380	5,600
Total Current Assets	$80,787	$113,216
Property and Equipment, At Cost	163,345	315,782
Less accumulated depreciation	(100,036)	(206,808)
Net Property, plant and equipment	$63,309	$108,974

Investment in unconsolidated subsidiary	238	399
Other assets	798	479
TOTAL ASSETS	$145,132	$223,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities on long-term debt	$3,147	$432
Liabilities related to assets held for sale	2,725	8,760
Revolving credit facility	17,833	23,000
Accounts payable	19,864	23,315
Accrued expenses	5,976	6,582
Reserve for natural gas commitments	—	—
Deferred income taxes	—	—
Income taxes payable	—	—
Total Current Liabilities	$49,545	$62,089
Other Liabilities:
Long-Term Debt	$9,632	$1,301
Deferred Credit	6,190	7,127
Other non-current liabilities	14,663	8,047
Deferred Income Taxes	1,218	7,630
Total Other Liabilities	$31,703	$24,105

Stockholders’ Equity	63,884	136,874
TOTAL LIAB./STOCKHOLDERS’ EQ.	$145,132	$223,068

Capital Structure
Net Investment in:
Working capital	$31,242	$51,127
Property, plant and equipment	63,309	108,974
Other non-current assets	1,036	878
Total	$95,587	$160,979

Financed By:
Long-term debt*	$9,632	$1,301
Deferred liabilities	22,071	22,804
Stockholders’ equity	63,884	136,874
Total	$95,587	$160,979

*Excludes short-term portion.  Short- term portion is included within working capital.

MGP INGREDIENTS, INC.

(unaudited)

(Dollars in thousands)

	Quarter Ended		Year-to-Date Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Financial Highlights
EBITDA (1)	$(94)	$(13,132)	$(67,064)	$(6,931)
Depreciation & Amortization	$2,233	$3,657	$11,946	$15,172
Capital Expenditures	$12	$3,155	$2,069	$7,432
Working Capital	$31,242	$51,127	$31,242	$51,127

(1) EBITDA equals earnings before taxes, interest, depreciation and amortization.  We have included EBITDA because we believe it provides stockholders with additional information to measure our performance and liquidity.  EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA for the quarter and year-to-date periods ended June 30, 2009 and June 30, 2008 (Dollars in thousands):

(unaudited)

(Dollars in thousands)

	Quarter Ended		Year-to-Date Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
EBITDA Reconciliation:
Net Loss	$(2,916)	$(9,989)	$(69,123)	$(11,742)
Benefit from income taxes	(82)	(7,250)	(12,788)	(11,851)
Interest expense	671	450	2,901	1,490
Depreciation and Amortization	2,233	3,657	11,946	15,172
EBITDA	$(94)	$(13,132)	$(67,064)	$(6,931)

Adjustments to EBITDA
Gain on settlement of litigation, net of related expenses	$—	$—	$—	$(7,046)
Loss on natural gas contract	89	—	7,642	—
Impairment of long lived assets	1,351	—	10,282	8,100
Severance and early retirement costs	—	—	3,288	—
Fixed asset write-off	—	1,546	—	1,546
Inventory write-down	—	—	—	1,294
Other restructuring costs	—	—	5,241	—
Adjusted EBITDA	$1,346	$(11,586)	$(40,611)	$(3,037)

The following table sets forth a reconciliation of EBITDA to cash flows from operations for the year-to-date periods ended June 30, 2009 and June 30, 2008:

(unaudited)

(Dollars in thousands)

	Year-to-Date Ended
	June 30, 2009	June 30, 2008
EBITDA	$(67,064)	$(6,931)
Benefit (provision) for income taxes	12,788	11,851
Interest expense	(2,901)	(1,490)
Non-cash charges against (credits to) net income:
Deferred income taxes	(7,217)	(4,569)
Loss (gain) on sale of assets	(285)	5
Loss on impairment of assets	10,282	8,100
Fixed asset write-off	—	1,546
Equity in loss of joint venture	114	14
Changes in operating assets and liabilities	57,441	(13,876)
Cash flow from operations	$3,158	$(5,350)